February 26, 2015
Jacques Gutedel
By hand

Re:    Change in Control Severance Payment

Dear Jacques,

Reference is hereby made to the Employment Agreement between Sorin Group International SA (the “Company”) and you, dated March 1, 2009 (the “Employment Agreement”), as amended from time to time.
The Company desires to make certain changes to the Employment Agreement in connection with the contemplated merger transaction involving the Company and Cyberonics, Inc., a Delaware corporation (the “Contemplated Transaction”). The effect of this Letter is conditioned upon and expressly subject to the approval of the Contemplated Transaction by the Extraordinary Shareholders Assemblies of Sorin and Cyberonics, respectively, and the successful Closing of the Contemplated Transaction, as contemplated in the relevant contractual documentation supporting the Contemplated Transaction (which include the satisfaction of regulatory and other Closing conditions). If the Contemplated Transaction does not close prior to February 26, 2016, this letter shall be null ab initio.
Severance
The Company shall provide you with severance pay in the amount of gross 12 months of your base salary in the event that your employment is terminated by the Company for any reason not set by you (within the meaning of Art. 340c para 2 CO) (including change in control of the Company or a sale, merger or consolidation of the business). For the avoidance of any doubt, no severance will be owed or paid if you terminate the employment with the Company for whatsoever reason.
The Company hereby agrees that, if any such termination of employment occurs within two years following the closing of the Contemplated Transaction, the amount of your severance pay will increase to equal two times the sum of your base salary gross and your target bonus gross.
Payment of such severance amount is contingent upon your execution of a full and complete release in a form as defined by the Company (waiver of all further claims, including any salary and/or compensation during the notice period) within 30 days after the receipt of the notice of termination. Should you remain an employee during the notice period or parts thereof, the severance amount shall be reduced by any payment made to you of whatsoever nature during such notice period. Should the Company not be able to give notice of termination due to an illness etc. (Art. 336c CO), the severance shall be reduced by any payment made to you of whatsoever nature as of the date of the intended notice of termination (which intention must be documented in writing). A severance payment will be made in a lump sum within 45 days after the end of the employment relationship.
In addition, upon such termination of your employment within two years following the closing of the Contemplated Transaction described in the previous paragraphs, there will be a pro-rata acceleration of the SAR Retention Program (subject to full payout at discretion of Holdco) that was communicated to you today. In such case, in addition, all of your other equity-based awards, if any, will vest, with the performance criteria for performance-based awards deemed to be met at the 100% level.

This letter shall exclusively be construed, interpreted and the rights of the parties determined in accordance with the laws of Switzerland. Except as specifically addressed above, the Employment Agreement shall remain in full force and effect and the provisions thereof are hereby incorporated by reference.
Very truly yours,

Sorin Group International S.A.

By: _______________________________
André-Michel Ballester
CEO
Please sign below to acknowledge your acceptance of the terms of this letter.

_________________________________
Jacques Gutedel

Agreed with regard to the pro-rata acceleration of the Holdco SAR Retention Program

Sand Holdco Ltd

By: André-Michel Ballester
CEO